EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Announces 3-For-2 Stock Split

CHARLOTTE, Michigan, June 4, 2007 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced that its Board of Directors approved a 3-for-2 stock split. The stock split will be issued on June 28, 2007 to shareholders of record on June 14, 2007. Shareholders will receive one additional share of common stock for every two shares held.

"This stock split represents the Board's confidence in Spartan's strategy for growth over the next three to five years," said David R. Wilson, chairman of Spartan Motors.

As of March 31, 2007, Spartan had approximately 21.5 million shares outstanding. Upon completion of the stock split, the number will increase to approximately 32.3 million shares outstanding. Spartan's previously announced regular dividend will be paid to shareholders on June 15, 2007 based on the total outstanding shares prior to the stock split.

"The market has rewarded our record results for 2006 and for the first quarter of 2007 with an appreciation in stock price, which is something we are thankful for," said John Sztykiel, president and CEO of Spartan Motors. "However, we remain focused on being deliberate, effective and efficient in our operations, while also remaining agile to capitalize on the evolving trends in transportation markets worldwide."

The Company's transfer agent will mail the additional shares to shareholders. Spartan has had three other 3-for-2 stock splits in 2006, 1993 and 1991.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,100 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com